Exhibit 10.1
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
     This Confidential Separation Agreement and General Release (“Agreement”), entered into by and between the undersigned individual (“you”) and The Hallwood Group Incorporated (the “Company”) on the latest date set forth on the Agreement’s signature page, arises from the termination of your employment.
     This Agreement is legally binding. You should consult with your attorney before signing it.
     The Company acknowledges its appreciation for your nearly 30 years of faithful service to the Company.
     You acknowledge and agree that your employment and all of your positions held with the Company will be voluntarily terminated effective December 15, 2008 (the “Termination Date”). The Company has offered you the following separation package. You are not entitled to any separation package, unless you execute this Agreement by signing the signature line at page 8 and initialing each page on the space provided, and do not revoke it during the revocation period described below. You acknowledge that you are being offered this severance package in advance of the Termination Date, but that the Termination Date is the first date upon which you can enter into this Agreement.
     1. Separation Benefits. In exchange for the promises you make in this Agreement, the Company covenants and agrees to provide you with a lump-sum payment in the amount set forth in Exhibit A, subject to applicable federal, state and local taxes and related withholding requirements, payable on the next regular payday, following the Termination Date, after the expiration of ten (10) calendar days from the date you sign the Agreement without revocation. You acknowledge that these monies are in addition to any monies or benefits to which you were already entitled. You and the Company agree that you are already entitled to receive payment for your accrued but unused vacation (of $15,384.00 before deduction of federal income tax withholding and medicare), your regular pay through December 31, 2008 ($8,333.34 before deduction of federal income tax withholding, medicare and other regular deductions) and a bonus in lieu of a matching contribution to the Company’s 401(k) plan on your behalf (amount to be determined pursuant to the provisions of the plan and scheduled for payment by March 31, 2009).
     2. Alternative Employment. You are free to pursue other employment or consulting opportunities at any time, subject to your obligations as stated in Paragraph 10 of this Agreement.
     3. Reference Letters. If a prospective employer contacts the Company to obtain your employment information or a recommendation, the Company will provide only your employment dates and job title, unless you authorize the Company in writing to provide additional information.
     4. Company Property. You agree to return all Company property, equipment, documents and other tangible things, including keys, cell phones, pagers, corporate credit cards, and laptop or other computers, in accordance with the Company’s policies and rules, before your separation package becomes payable. You agree to not destroy, alter, erase, or otherwise change any software, data, or other information belonging to the Company. You further agree the Company may withhold from your separation monies the value of Company property, equipment and tangible things you fail to return. In addition, you agree that the Company may withhold from your separation monies any monies you owe the Company, including but not limited to, charges to the corporate credit card for which you did not submit a valid expense report, unused travel advances, salary draws, etc.
In consideration for the separation payments described in this Agreement, you agree to the following:
     5. General Release. In consideration for the Separation Benefits described in this Agreement, you agree to the following:

Separation Agreement	Employee’s Initials: /s/ MJM

(a) You knowingly and voluntarily agree to waive and release the Company, Odyssey OneSource, Inc. d/b/a Odyssey OneSource, Inc. (“Employer”), their members, affiliates, and subsidiaries, and each of their respective officers, directors, employees, stockholders, representatives and agents, including successors and assigns (collectively with the Employer, the “Releasees”), with respect to any and all claims, losses, liabilities, obligations and causes of action, known and unknown, arising out of, connected with, or relating to: (i) your employment; (ii) the Releasees’ refusal or failure to continue your employment; or (iii) the termination of your employment, including, but not limited to, claims for compensation, commissions, bonuses, stock options, other wages and benefits, breach of contract, wrongful termination, impairment of economic opportunity, intentional infliction of emotional distress, claims based on personal injury, work-related accident, any breach of implied or express covenant of good faith and fair dealing, violation of public policy, or any other contract, tort or personal injury claim, or claim based on any municipal, state or federal statute, regulation or ordinance relating to employment, employment discrimination or retaliation, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; The Older Workers Benefit Protection Act, as amended, 29 U.S.C. § 623 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 201 et seq.; National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq., Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; The Texas Commission on Human Rights Act, as amended, Tex. Lab. Code §  21.001, et seq.; or any other statute, rule, regulation, ordinance, or common civil or other law, or judicial or administrative interpretation whether promulgated by federal, state, local or other jurisdiction or political subdivision. You understand that this Agreement also precludes you from recovering any relief as a result of any lawsuit, grievance or claims brought on your behalf and arising out of your employment or resignation or separation from, employment; provided that nothing in this Agreement will affect your entitlement, if any, to workers’ compensation or unemployment compensation.
(b) You further represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.
(c) You additionally represent, warrant and agree that you have received full and timely payment of all wages, salary, bonuses, and other compensation, and benefits that may have been due and payable to you by the Releasees. You further represent, warrant and agree that you have received all leave or other benefits that may have been available

Separation Agreement	Employee’s Initials: /s/ MJM

to you under the Family and Medical Leave Act of 1993 (“FMLA”) or any comparable state law and that you have not been denied any rights or benefits available to you under the FMLA or any comparable state law. You expressly acknowledge and agree that the Releasees are entering into this Agreement in reliance upon these representations by you.
     6. Effect of Release. You understand and agree that by signing this Agreement, you - on behalf of yourself, your family, assigns, representatives, agents, estate, heirs, beneficiaries, executors, administrators, successors, and/or attorneys, if any — agree to give up any right or entitlement you may have under federal, state or local law against the Releasees, concerning any events related to your employment or termination, or the Company’s or Employer’s failure to continue your employment. This Agreement extinguishes any potential employment discrimination claims you may have relating to your employment with the Company and the Employer and the Company’s and Employer’s termination of your employment existing on the date you sign this Agreement.
You further represent and warrant that you have not assigned to any third party any claim involving the Releasees or authorized any third party to assert on your behalf any claim against the Releasees. If a third party asserts a claim against the Releasees on your behalf or includes you as a class member in any class action involving any claim, you agree to not accept any benefits or damages relating or arising out of such claim.
Nothing in this Agreement, including the above provision, restricts you in any way from communicating with, filing a charge or complaint with, or fully cooperating in the investigations by, any governmental agency on matters within their jurisdiction or of the Company. However, as stated above, this Agreement does prohibit you from recovering any relief, including monetary relief, as a result of such activities.
     7. Knowing and Voluntary Agreement. You acknowledge and agree that after you received a copy of this Agreement: (i) you have had an opportunity to review this Agreement and to consult an attorney before signing it; and (ii) you enter into the Agreement knowingly, voluntarily and after any consultations with your attorney or other advisor as you deemed appropriate.
     8. Confidentiality. The terms of this Agreement shall be treated as strictly confidential. You shall not disclose to anyone other than your spouse, attorney, accountant or tax advisor, without the Company’s prior written approval, except as may be required by law or court order. If you receive a request pursuant to applicable law to disclose the existence or terms of this Agreement, you shall promptly notify the Company to enable it to seek a protective order or other appropriate remedy. You agree to notify your spouse, attorney, accountant and tax advisor of the confidential nature of this Agreement.
     9. Cooperation. For a reasonable period after your termination, you agree to make yourself available to assist and to cooperate with the Releasees in any existing or future claims or lawsuits involving the Releasees where you may have relevant information (including, when reasonably requested by the Company, appearing as a witness, providing information, and travel) or to effect the completion of your outstanding employment duties or the transfer of such duties. The Company agrees to reimburse you for any expenses you reasonably incur at the Company’s request and for any time you spend at the Company’s request at a rate per hour equivalent to what you earned with the Company immediately before your notice of termination. Any obligations performed pursuant to this paragraph, including those to effect the completion or transfer of your duties, shall be performed as an independent contractor, not as an employee. You will not be reimbursed pursuant to this Agreement if you are a named party in any claim or lawsuit, although you may be entitled to indemnification as provided in the Company’s bylaws or to payments pursuant to director and officer insurance coverage the Company may have. In addition, you agree not to voluntarily aid, assist or cooperate with any claimant or plaintiff or their attorneys or agents in any claim or lawsuit commenced against the Releasees.

Separation Agreement	Employee’s Initials: /s/ MJM

Nothing in this Agreement should be construed to prevent you from initiating or participating in any state of federal agency administrative proceeding or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.
     10. Confidential Information and Trade Secrets. You agree that you shall not, without the Company’s prior written consent, directly or indirectly, disclose, reveal or communicate, or cause or allow to be disclosed, revealed or communicated to any unauthorized person any of the Releasees’ confidential matters, proprietary information or trade secrets, including, without limitation, lists, analyses, studies, plans, financial data, technology, programs, flow charts, information regarding products, techniques, methods, projects or strategies or any other business information or plans.
You further agree not to utilize any such confidential or proprietary information or trade secrets for your benefit or the benefit of others, including, without limitation, others in direct or indirect competition with the Company or its affiliates.
The obligations set forth in Paragraph 10 shall be in addition to any other confidentiality obligations that you may have to any of the Releasees.
You further acknowledge that the injury the Releasees will suffer in the event of your breach of any covenant or agreement set forth in Paragraph 10 or Paragraph 12 below cannot be compensated by monetary damages alone, and you therefore agree that the Releasees, in addition to and without limiting any other remedies or otherwise, shall have the right to obtain an injunction against you.
     11. No Authority. As of your termination date, you shall have no authority to obligate the Company in any manner, and shall not enter into any contracts on the Company’s behalf. You shall not make any representation, warranty, or other statement, or take any action, that may be construed by a third party to indicate that you have authority to obligate the Company or to enter into a contract on the Company’s behalf.
     12. Public Statements. You will not make any untrue, misleading, or defamatory statements concerning the Releasees. The Company’s officers will not make any untrue, misleading or defamatory statements concerning you.
     13. Non-Solicitation. For one (1) year following the date of this Agreement, you agree not to directly or indirectly, on your own behalf or on behalf of another person or entity, hire or solicit for hire any employee of the Releasees or in any manner attempt to influence or induce any employee of the Releasees to leave their employment.
     14. Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission of liability or as an admission that any of the Releasees have acted wrongfully with respect to you. Each of the Releasees specifically denies and disclaims any such liability or wrongful acts.
     15. Entire Agreement. This Agreement, which incorporates the attachments and exhibits, constitutes our entire agreement and supersedes any prior agreements or understanding between you and the Releasees, except any confidentiality obligations referred to in Paragraph 10. You acknowledge that you enter into this Agreement without reliance on any written or oral promise or representation, other than those contained in this Agreement.
     16. Severability. The parties agree that, if any term of this Agreement shall be determined by a court to be void or unenforceable, the remaining provisions will remain effective and legally binding, and the void or unenforceable term shall be deemed not to be a part of this Agreement.

Separation Agreement	Employee’s Initials: /s/ MJM

     17. Venue and Applicable Law. The parties agree that this Agreement shall be performed in Dallas County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Dallas County, Texas, for all purposes relating to the validity, interpretation, or enforcement of this Agreement, including, without limitation, any application for injunctive relief.
     18. Remedies; Costs.
(a) In the event of a breach or threatened breach by you of any provision of this Agreement, the Company shall be entitled to (a) relief by temporary restraining order, temporary (or preliminary) injunction, or permanent injunction, as issued by a court of law, (b) recovery of all attorneys’ fees and costs incurred by the Company in successfully obtaining such relief or damages, and (c) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of the breach, violation or threatened breach or violation, except as otherwise provided under the ADEA or the Older Workers Benefit Protection Act. The Company may pursue any remedy available to it, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.
(b) If either party to this Agreement is forced to institute legal proceedings to enforce its rights in accordance with the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing such rights.
     19. Waiver. If you breach any term of the Agreement, any delay by the Company to enforce the Agreement shall not be deemed a waiver, acceptance, or acquiescence. No waiver shall bind the Company unless supported by consideration, executed in writing, and delivered to you by an authorized Company officer.
     20. Review Period, Execution, and Revocation. By executing this Agreement, you acknowledge that (a) you have been offered at least forty-five (45) days to consider the terms of this Agreement, (b) Employer has advised you to consult with an attorney regarding the terms of the Agreement, and that you consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of the Agreement, (c) you have read this Agreement and fully understand its terms and their import, (d) except as provided by this Agreement, you have no contractual right or claim to any or all of the benefits described herein, and that the consideration provided for herein is good and valuable and of a kind to which you were not otherwise entitled, and (e) you are entering into this Agreement voluntarily, of your own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.
You acknowledge and understand that you may revoke this Agreement within seven (7) days of signing it by providing written notice to the President, The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219, and that the Agreement shall not become effective until that seven-day revocation period has expired.
     21. Effective Period. This Agreement is null and void if: (i) you fail to execute and return it within 45 days of receipt; or (ii) you sign it within 45 days, but revoke your execution within seven (7) calendar days after signing it.

Separation Agreement	Employee’s Initials: /s/ MJM

IN WITNESS WHEREOF, this Confidential Separation Agreement and General Release has been executed by each of the listed parties as of the later date below.

Employee’s		The Hallwood Group Incorporated
Printed Name:	Melvin John Melle

Employee’s		By:	/s/ William L. Guzzetti

Signature:	/s/ Melvin J. Melle	William L. Guzzetti

President

Date: December 19, 2008		Date: December 19, 2008

Separation Agreement	Employee’s Initials: /s/ MJM

Exhibit A
Name: Melvin J. Melle
Separation Date: December 15, 2008
Separation Payment:

Salary	268,276.91
Federal W/H - 24% — Current withholding rate	(64,386.46)
Social Security	—
Medicare	(3,890.02)
401K - 6% election, up to IRS limit	(3,000.00)

Net Check to Employee — Cash	197,000.43
Payment deposited to 401-K Account	3,000.00

Total of Payments FBO Employee	200,000.43

Separation Agreement	Employee’s Initials: /s/ MJM

Exhibit B
     All employees in Company’s Dallas office who are selected for termination are eligible to receive compensation in exchange for signing an Agreement. All persons being offered consideration under the Agreement must sign the Agreement and return it to the President, The Hallwood Group Incorporated, 3710 Rawlins, Suite 1500, Dallas, Texas 75219. All persons being offered consideration under the Agreement will have at least 45 days after receiving the Agreement to consider it. Once the Agreement is signed, Employee will have seven days to revoke the Agreement.
Job Titles and Ages of Persons Who Were Selected For Termination
and Payment of Consideration in Exchange for Signing the Agreement

Job Title	Age(s)
IT Manager	56

Office Manager / Executive Assistant	60

Treasurer and Controller	52

Vice President & Chief Financial Officer	66
Job Titles and Ages of Persons Who Were Not Selected For Termination
and Payment of Consideration in Exchange for Signing the Agreement

Job Title	Age(s)
Tax Manager	49

President	65

Admin Assistant / Accountant	46

Human Resources Manager	48

Accounts Payable	39

Receptionist	35

Separation Agreement	Employee’s Initials: /s/ MJM